UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2016
Kemper Corporation
(Exact name of registrant as specified in its charter)
Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Kemper Corporation (“Kemper”) executed new individual agreements with each of its executive officers that would provide benefits in the event of a change in control of the Company (“Severance Agreements”), and simultaneously terminated the existing Severance Agreements in effect with certain of the officers (“Prior Agreements”), effective December 1, 2016. The new Severance Agreements include the following material changes from the Prior Agreements:

•	“Annual Bonus” definition added (includes the higher of prior-year annual bonus or the following percentages of base salary: CEO: 150%; Other Executive Officers: 110%);

•	“Annualized Compensation” definition revised to include “Annual Bonus” in addition to base salary;

•	“Just Cause” definition revised;

•	Addition of a mandatory release agreement as an exhibit to be executed prior to receipt of benefits under the Severance Agreement;

•	Addition of restrictive covenants;

•	Expansion of “Severance Payment” to include a pro-rata payout of current-year annual bonus;

•
Replaced health insurance continuation at active-employee cost for 36 months (for CEO) or 24 months (for other executive officers) with the right to receive a lump-sum payment equal to the amount that the COBRA rate would exceed the active employee rate for the officer's coverage for the same 36 or 24 month period, whether or not the officer elects continuation coverage under COBRA; and

•	Addition of a mandatory arbitration clause.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation
Date:	December 2, 2016	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Senior Vice President, Secretary and General Counsel